Exhibit 99.1

LSI INDUSTRIES REPORTS FOURTH QUARTER AND FULL-YEAR FISCAL 2021 RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, OH, August 19, 2021 -- LSI Industries Inc. (NASDAQ: LYTS, or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today announced results for the fourth quarter and full-year fiscal 2021.

FOURTH QUARTER 2021 SUMMARY

●	Net Sales increased 53% versus Prior Year, organic sales increased 39%
●	Completed acquisition of JSI Store Fixtures on May 21,2021
●	Net Income of $0.2 million; Adjusted Net Income of $3.3 million
●	Diluted EPS of $0.01, including $0.08 of acquisition related expense
●	Adjusted EPS $0.12 versus $0.07 prior year

FISCAL YEAR 2021 SUMMARY

●	Net Sales increased 3% from prior year to $316 million
●	Net Income of $5.9 million; Adjusted Net Income of $9.8 million
●	Diluted EPS of $0.21; Adjusted EPS of $0.36 versus $0.15 prior year
●	EBITDA of $16.1 million; Adjusted EBITDA of $21.1 million
●	Free Cash Flow $25.8 million

LSI generated significant year-over-year growth in net sales and profitability during the fiscal fourth quarter, capitalizing on both improved demand across both its lighting and display markets while continuing to expand its presence within higher growth, higher-margin verticals. Fourth quarter and fiscal 2021 results include approximately five weeks of financial contributions from the JSI Store Fixtures (“JSI”) acquisition completed on May 21, 2021.

The Company reported net income of $0.2 million, or $0.01 per diluted share in the fourth quarter 2021, versus net income of $1.5 million, or $0.06 per diluted share, in the prior year period. Fourth quarter 2021 results include $2.9 million or $0.08 per share of JSI acquisition related expenses.

LSI reported adjusted net income of $3.3 million, or $0.12 per diluted share, compared to $1.8 million or $0.07 per diluted share in the prior period. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

For the twelve months ended June 30, 2021, LSI reported net income of $5.9 million, or $0.21 per diluted share versus net income of $9.6 million or $0.36 per share in the prior year. Prior year results include an $8.5 million pre-tax gain on sale of facilities. On an adjusted basis, the Company reported net income of $9.8 million, or $0.36 per diluted share in fiscal 2021, versus $4.1 million, or $0.15 per share in fiscal 2020. LSI generated Adjusted EBITDA of $21.1 million in fiscal 2021, versus $15.6 million in the prior year.

As of June 30, 2021, the Company had $68 million in long-term debt, including borrowings related to the purchase of JSI, resulting in a ratio of net debt to pro forma trailing twelve month Adjusted EBITDA of 2.5x. At the end of the fourth quarter, LSI had $32 million available under its $100 million credit facility due fiscal 2026.

The Company declared a regular cash dividend of $0.05 per share payable on September 7, 2021, to shareholders of record on August 30, 2021.

MANAGEMENT COMMENTARY

James A. Clark, President and Chief Executive Officer commented, “We have continued to expand our presence within growing, high-value lighting and display markets, while positioning the business to capitalize on early indications of a broader sector recovery. Our collective focus on launching new products, customer engagement, technological innovation and operational discipline contributed to strong year-over year growth in adjusted EBITDA and profitability during both the fourth quarter and full-year fiscal 2021, creating significant momentum as we look ahead to fiscal 2022.

“The LSI team delivered 39% year-over-year organic sales growth in the fourth quarter, and 22% sequential growth from the third quarter, a tribute to the diligent execution efforts of our more than 1,100 employees. We successfully navigated various supply chain disruptions during the quarter, while continuing to leverage our North American design and manufacturing capabilities to service our diverse customer base.

“In May, we completed the acquisition of JSI, a transaction that serves to materially increase our total addressable market opportunity within the growing grocery and convenience store verticals, while driving meaningful revenue synergies across our combined product portfolio. This business combination creates a leading integrated provider of lighting and display solutions to the North American grocery, convenience, and specialty store channels, one uniquely positioned to capitalize on a multi-year period of growth and investment in these markets.”” continued Clark.

“Both the LSI and JSI teams have demonstrated professionalism and leadership throughout the business combination, resulting in a seamless integration process. We are exceptionally pleased with the high-caliber of our new colleagues, their customer-centric culture, and their commitment to product innovation, all of which aligns with how we do business. In the short period since closing on the transaction, our integration team has identified incremental revenue synergies, together with immediate cost savings not previously identified.

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

“We have renamed the “Graphics” segment to “Display Solutions” to reflect the comprehensive offering the business combination provides. Beginning with these fourth quarter results, we will publish under the “Lighting” and “Display Solutions” segments” noted Clark.

“Fiscal fourth quarter sales for our Display Solutions segment increased 93% versus prior year, reflecting organic growth of 54% with five weeks of JSI sales contributing the balance. Organic growth was led by our digital signage offering, which continues to benefit from our large QSR program that remains in- process. The program was approximately 40% complete at the end of June. Separately, we have continued to increase our book of business with a fast-growing grocery chain in the Southwest, where we are providing a broad range of display products. On balance, development activity on potential new programs across multiple verticals and customers remains robust. Display Solutions generated strong results in the period, with operating income of $3.7 million, or 70% above the prior-year period.

“The Lighting segment generated sales growth of 30% in the fiscal fourth quarter, with significant increases in both project business and sales through distributor stock. Distributor stock sales increased more than 50% on a year-on-year basis, driven by increased current demand, and confidence by distributors to increase stock levels which were significantly reduced during the pandemic. Project quotation activity also remains very strong, particularly with respect to our recently expanded High Bay product range, as well as the recently introduced Opulence™ architectural area lighting family of products, which will complement our current Mirada™ commercial line. Operating income for the Lighting segment increased significantly versus the prior year period, driven by increased sales volume and gross margin rate expansion.

“We are well positioned entering fiscal 2022,” noted Clark. “The cross-selling opportunities between LSI and JSI are significant, creating a pathway for multi-year growth. These acquisition-related synergies, together with organic investments in sales, marketing, and new products, positions us to create substantial value for our customers, employees and investors,” concluded Clark.

CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	877-407-4018
Conference ID:	13721147

Call Replay:	844-512-2921
Replay Passcode:	13721147

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

A replay of the conference call will be available between August 19, 2021 and September 2, 2021.  To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI Industries’ website at www.lsicorp.com

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company traded over the NASDAQ Stock Exchange under the symbol LYTS. The company manufactures non-residential lighting and retail display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. Retail display solutions consist of graphics solutions, digital signage and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

Financial Highlights

Three Months Ended June 30			(Unaudited)	Twelve Months Ended June 30
2021	2020	% Change	(In thousands, except per share data)	2021	2020	% Change
$97,015	$63,470	53%	Net Sales	$315,612	$305,558	3%

1,046	1,846	-43%	Operating Income as reported	8,030	13,076	-39%

2,938	-		Acquisition costs	2,938	-
660	105		Stock compensation expense	1,977	599
20	273		Severance costs	41	346
(17)	329		Restructuring and plant closure costs (gains)	(14)	(7,038)

$4,647	$2,553	82%	Operating Income as adjusted	$12,972	$6,983	86%

$198	$1,513	-87%	Net Income as reported	$5,868	$9,592	-39%

$3,315	$1,825	82%	Net Income as adjusted	$9,763	$4,089	139%

$0.01	$0.06	-83%	Earnings per share (diluted) as reported	$0.21	$0.36	-42%

$0.12	$0.07	71%	Earnings per share (diluted) as adjusted	$0.36	$0.15	140%

	(amounts in thousands)
	June 30,	June 30,
	2021	2020
Working Capital	$54,113	$51,209
Total Assets	$286,821	$172,263
Long-Term Debt	$68,178	$-
Other Long-Term Liabilities	$16,578	$11,914
Shareholders' Equity	$131,170	$125,700

Three Months Ended June 30, 2021 Results

Net sales for the three months ended June 30, 2021 were $97.0 million, up 53% from the three months ended June 30, 2020 net sales of $63.5 million. Lighting Segment net sales of $52.7 million increased 30% and Display Solutions Segment net sales of $44.3 million increased 93% from last year’s fourth quarter net sales. Net income for the three months ended June 30, 2021 was $0.2 million, or $0.01 per share, compared to $1.5 million or $0.06 per share for the three months ended June 30, 2020. Earnings per share represents diluted earnings per share.

Twelve Months Ended June 30, 2021 Results

Net sales for the twelve months ended June 30, 2021 were $315.6 million, up 3% from the twelve months ended June 30, 2020 net sales of $305.6 million. Lighting Segment net sales of $189.0 million decreased 8% and Display Solutions Segment net sales of $126.6 million increased 27% from last year’s net sales. Net income for the twelve months ended June 30, 2021 was $5.9 million, or $0.21 per share, compared to $9.6 million or $0.36 per share for the twelve months ended June 30, 2020. Earnings per share represents diluted earnings per share.

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

Balance Sheet

The balance sheet at June 30, 2021 included current assets of $125.0 million, current liabilities of $70.9 million and working capital of $54.1 million, which includes cash of $2.3 million. The current ratio was 1.8 to 1. The balance sheet also included shareholders’ equity of $131.2 million and long-term debt of $68.2 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2021, payable September 7, 2021 to shareholders of record as of the close of business on August 30, 2021. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and twelve months ended June 30, 2021 and 2020. Operating income, net income and earnings per share, which exclude the impact of acquisition costs, stock compensation expense, severance costs and restructuring and plant closure costs (gains), are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Free Cash Flow and Organic Sales Growth. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow and Organic Sales Growth.

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

Three Months Ended					Twelve Months Ended
June 30					June 30
2021		2020		(In thousands, except per share data)	2021		2020
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$198	$0.01	$1,513	$0.06	Net Income as reported	$5,868	$0.21	$9,592	$0.36

2,161	0.08	-	-	Acquisition costs	2,161	0.08	-	-

485	0.02	74	-	Stock compensation expense	1,497	0.05	447	0.02

15	-	192	0.01	Severance costs	32	-	252	0.01

(13)	-	231	0.01	Restructuring and plant closure costs (gains)	(11)	-	(5,557)	(0.21)

468	0.02	(185)	(0.01)	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	216	0.01	(645)	(0.02)

$3,315	$0.12	$1,825	$0.07	Net Income adjusted	$9,763	$0.36	$4,089	$0.15

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
	June 30		EBITDA and Adjusted EBITDA		June 30
2021	2020	% Change		2021	2020	% Change
$1,046	$1,846	-43%	Operating Income as reported	$8,030	$13,076	-39%

2,171	2,023		Depreciation and Amortization	8,114	8,654
$3,217	$3,869	-17%	EBITDA	$16,144	$21,730	-26%

2,938	-		Acquisition costs	2,938	-
660	105		Stock compensation expense	1,977	599
20	273		Severance costs	41	346
(17)	329		Restructuring and plant closure costs (gains)	(14)	(7,038)
$6,818	$4,576	49%	Adjusted EBITDA	$21,086	$15,637	35%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
	June 30		Free Cash Flow		June 30
2021	2020	% Change		2021	2020	% Change
$3,375	$12,613	-73%	Cash Flow From Operations	$28,009	$29,710	-6%

-	118		Proceeds from Sale of Fixed Assets	-	20,150

(716)	(1,201)		Capital Expenditures	(2,233)	(2,739)
$2,659	$11,530	-77%	Free Cash Flow	$25,776	$47,121	-45%

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

Reconciliation of net sales to organic net sales

	Q4 2020	Q4 2021	% Variance	Q3 2021	Q4 2021	% Variance

Lighting Segment	$40,559	$52,729	30.0%	$45,740	$52,729	15.3%
Display Solutions Segment	$22,911	$44,286	93.3%	$26,464	$44,286	67.3%
Total Net Sales	$63,470	$97,015	52.9%	$72,204	$97,015	34.4%
Less:
JSI	-	9,084		-	9,084
Total Organic Net Sales	$63,470	$87,931	38.5%	$72,204	$87,931	21.8%

	Q4 2020	Q4 2021	% Variance

Display Solutions Segment	$22,911	$44,286	93.3%
Less:
JSI	-	9,084
Total Display Solutions Segment Organic Net Sales	$22,911	$35,202	53.6%

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

Condensed Consolidated Statement of Operations

Three Months Ended June 30		(Unaudited)	Twelve Months Ended June 30
2021	2020	(In thousands, except per share data)	2021	2020
$97,015	$63,470	Net Sales	$315,612	$305,558

74,118	47,386	Cost of Products Sold	236,637	230,944
10	93	Severance Costs	15	104
(17)	222	Restructuring (Gains) Costs	(14)	980

22,904	15,769	Gross Profit	78,974	73,530

21,848	13,738	Selling and Administrative Costs	70,918	68,783
10	180	Severance Costs	26	242
-	5	Restructuring Costs (Gains)	-	(8,571)

1,046	1,846	Operating Income	8,030	13,076

44	(120)	Other Expense (Income)	(153)	513
96	78	Interest Expense, net	267	870

906	1,888	Income Before Taxes	7,916	11,693

708	375	Income Tax	2,048	2,101

$198	$1,513	Net Income	$5,868	$9,592

		Weighted Average Common Shares Outstanding
26,846	26,355	Basic	26,692	26,274
27,719	26,649	Diluted	27,440	26,473

		Earnings Per Share
$0.01	$0.06	Basic	$0.22	$0.37
$0.01	$0.06	Diluted	$0.21	$0.36

LSI Industries Fourth Quarter and Full-Year Fiscal 2021 Results

August 19, 2021

Condensed Balance Sheet

	(amounts in thousands)
	June 30,	June 30,
	2021	2020
Current Assets	$125,008	$85,858
Property, Plant and Equipment, net	30,552	26,535
Other Assets	131,261	59,870
Total Assets	$286,821	$172,263

Current Liabilities	$70,895	$34,649
Long-Term Debt	68,178	-
Other Long-Term Liabilities	16,578	11,914
Shareholders' Equity	131,170	125,700
	$286,821	$172,263